Exhibit 2.1

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of March 20, 2019, by and among Nevada Gold & Casinos, Inc., a Nevada corporation (the “Company”), Maverick Gold LLC (f/k/a Maverick Casinos LLC), a Nevada limited liability company (“Parent”), and Maverick Casinos Merger Sub, Inc., a Nevada corporation and wholly owned Subsidiary of Parent (“Merger Sub” and collectively with the Company and Parent, the “Parties”).

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger dated as of September 18, 2018 (as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of November 29, 2019, the “Merger Agreement”); and

WHEREAS, the Parties desire to amend the Merger Agreement as set forth herein in accordance with Section 8.04 of the Merger Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the respective covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intended to legally bound hereby, the Parties hereby agree as follows:

1.	Amendments.

(a)               The proviso at the end of the first sentence of Section 3.01(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“provided that if the Closing occurs after February 1, 2019, the Merger Consideration shall be automatically increased by (i) $0.01 for each month following such date until (and including) the earlier of (x) the Closing Date and (y) May 1, 2019 (prorated by the number of days for partial months), plus (ii) if the Closing occurs after May 1, 2019, $0.02 for each month following such date until (and including) the Closing Date (prorated by the number of days for partial months)”.

(b)               The reference in Section 8.01(b) of the Merger Agreement to “April 15, 2019” is hereby amended to read “July 15, 2019”.

2.	Miscellaneous.

(a)               References to the Merger Agreement. Each reference to “hereof”, “hereunder”, “herein”, and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Merger Agreement shall, from and after the execution of this Amendment, refer to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Merger Agreement, as amended hereby, shall in all instances continue to refer to September 18, 2018, and references to “the date hereof” and “the date of this Agreement” shall continue to refer to September 18, 2018.

(b)               Modification; Full Force and Effect. Except as expressly amended by this Amendment, the terms, representations, warranties, covenants, and other provisions of the Merger Agreement are and shall continue to be in full force and effect in accordance with their respective terms.

(c)               Other Miscellaneous Terms. The provisions of Article IX of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

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IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

NEVADA GOLD & CASINOS, INC.

By: /s/ Michael P. Shaunnessy

Name: Michael P. Shaunnessy

Title: President & CEO

MAVERICK GOLD LLC (F/K/A MAVERICK CASINOS LLC)

By: /s/ Eric Persson

Name: Eric Hans Persson

Title: Manager

MAVERICK CASINOS MERGER SUB, INC.

By: /s/ Eric Persson

Name: Eric Hans Persson

Title: Director